Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

SECOND QUARTER 2019 RESULTS

LINCOLN, Nebraska (August 6, 2019) — National Research Corporation (NASDAQ:NRC) today announced results for the second quarter of 2019.

●	Net New Sales of $6.1 million up 14%
●	Revenue increased 12% to $31.4 million
●	Operating Income increased 31% to $10.1 million
●	Voice of the Customer (VoC) platform revenue increased by 38%

Commenting on recent performance, Michael D. Hays, chief executive officer of National Research Corporation said, “The Company’s performance for the quarter was extremely strong and that momentum continues in the third quarter with the signing of the largest new client contract of the year.”

Revenue for the quarter ended June 30, 2019 was $31.4 million, compared to $28.0 million for the same quarter in 2018. Net income for the quarter ended June 30, 2019, was $7.4 million, compared to $7.9 million for the quarter ended June 30, 2018. Diluted earnings per share increased to $0.29 for the common stock (formerly Class A) for the quarter ended June 30, 2019, from diluted earnings per share of $0.28 for Class A shares and $0.26 for Class B shares for the quarter ended June 30, 2018. Due to the recapitalization transaction on April 17, 2018, income has been allocated to both classes of shares through April 16, 2018, and allocated only to common stock (formerly Class A) after April 16, 2018.

Regarding the Company’s second quarter financial performance, Kevin Karas, chief financial officer of National Research Corporation, said, “Our sales performance continues to gain momentum with our total net new sales for the trailing four quarters increasing by over 13% compared to the prior four quarters. The continued focus on adding new customers to the VoC platform solution and driving value for existing customers resulted in an increase in total contract value in the second quarter of 7% over the prior year and expansion of operating income margins to 33% on a year-to-date basis.”

NRC Announces Second Quarter 2019 Results

August 6, 2019

A listen-only simulcast of National Research Corporation’s 2019 second quarter conference call will be available online at http://edge.media-server.com/mmc/p/vcr2isv8 on August 7, 2019, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 38 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

-END-

NRC Announces Second Quarter 2019 Results

August 6, 2019

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Revenue	$31,414	$28,017	$62,894	$59,034

Operating expenses:
Direct expenses	11,506	10,996	23,160	23,160
Selling, general and administrative	8,319	7,940	16,026	15,808
Depreciation and amortization	1,440	1,325	2,855	2,608
Total operating expenses	21,265	20,261	42,041	42,320

Operating income	10,149	7,756	20,853	16,714

Other income (expense):
Interest income	8	9	14	54
Interest expense	(533)	(439)	(1,103)	(447)
Other, net	(139)	493	(419)	464

Total other income (expense)	(664)	63	(1,508)	71

Income before income taxes	9,485	7,819	19,345	16,785

Provision (benefit) for income taxes	2,092	(129)	3,756	1,531

Net income	$7,393	$7,948	$15,589	$15,254

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Common (formerly Class A)	$0.30	$0.29	$0.63	$0.47
Class B	$--	$0.27	$--	$1.31
Diluted Earnings Per Share:
Common (formerly Class A)	$0.29	$0.28	$0.61	$0.45
Class B	$--	$0.26	$--	$1.27

Weighted average shares and share equivalents outstanding
Common (formerly Class A) - basic	24,789	23,957	24,777	22,429
Class B - basic	--	3,527	--	3,527
Common (formerly Class A) - diluted	25,586	24,846	25,549	23,350
Class B - diluted	--	3,620	--	3,628

-END-

NRC Announces Second Quarter 2019 Results

August 6, 2019

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	June 30, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$4,020	$12,991
Accounts receivable, net	15,087	11,922
Income taxes receivable	637	348
Other current assets	3,144	3,149
Total current assets	22,888	28,410

Net property and equipment	13,872	14,153
Goodwill	57,922	57,831
Other, net	9,593	7,638
Total assets	$104,275	$108,032

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable and line of credit	$4,890	$3,667
Accounts payable and accrued expenses	3,999	3,447
Accrued compensation	5,535	5,798
Income taxes payable	43	636
Dividends payable	4,727	17,113
Deferred revenue	16,988	16,244
Other current liabilities	894	204
Total current liabilities	37,076	47,109

Non-current liabilities	41,232	41,840
Total liabilities	78,308	88,949

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 60,000,000 shares, issued 30,027,919 in 2019 and 29,917,667 in 2018, outstanding 24,879,414 in 2019 and 24,800,796 in 2018	30	30
Additional paid-in capital	158,691	157,312
Retained earnings (accumulated deficit)	(100,201)	(106,339)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,296)	(2,916)
Treasury stock	(30,257)	(29,004)
Total shareholders’ equity	25,967	19,083
Total liabilities and shareholders’ equity	$104,275	$108,032

-END-